UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 30, 2016
Date of Report (Date of earliest event reported)

CAI International, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-33388	94-3109229
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

Steuart Tower, 1 Market Plaza, Suite 900, San Francisco, CA 94105
(Address of principal executive offices, including ZIP Code)

Registrant’s telephone number, including area code: (415) 788-0100

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 30, 2016, CAI Rail Inc. (“CAI Rail”), a wholly-owned subsidiary of CAI International, Inc. (the “Company”), entered into a Loan and Security Agreement (the “Loan Agreement”) with a syndicate of lenders and Bank of Utah, as administrative and collateral agent.  The Loan Agreement provides for a five-year term loan facility of up to $100 million for the acquisition of railcars, subject to certain borrowing conditions, which is secured by certain railcars and other assets of CAI Rail and guaranteed by the Company.

Borrowings under the Loan Agreement will bear interest at a fixed interest rate as specified in the applicable term note entered into at the time of a draw under the Loan Agreement.   Principal and interest on the borrowings are payable monthly during the five-year term of the note.  At closing of the Loan Agreement, CAI Rail made a draw of approximately $50 million on the facility at a fixed interest rate of 3.63% per annum.

The Loan Agreement contains customary affirmative and negative covenants, financial covenants, representations and warranties, and events of default, which are subject to certain conditions and exceptions.  The financial covenants under the Loan Agreement are equivalent to the financials covenants under the Company’s other debt facilities.

The foregoing summary of the Loan Agreement does not purport to be complete, and is subject to and is qualified in its entirety by the terms of the Loan Agreement, which is attached hereto as Exhibit 99.1, and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 of this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Loan and Security Agreement, dated August 30, 2016, among CAI Rail, Inc., the lenders from time to time party thereto, and Bank of Utah, as administrative and collateral agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAI INTERNATIONAL, INC.

Dated: September 6, 2016	By:	/s/ Timothy B. Page
Name: Timothy B. Page
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Loan and Security Agreement, dated August 30, 2016, among CAI Rail, Inc., the lenders from time to time party thereto, and Bank of Utah, as administrative and collateral agent.